Exhibit 99.1

Ritchie Bros. completes new Credit Facilities totaling US$1 billion

10/27/2016

•	US$675 million revolving credit facility to support operating cash flow needs and higher business volumes
•	US$325 million delayed-draw term loan to fund portion of previously announced acquisition of IronPlanet
•	New debt syndicate replaces prior private bi-lateral credit facilities and private notes; provides increased flexibility to Company
•	Syndicate consists of 14 banks

VANCOUVER, Oct. 27, 2016 /CNW/ - Ritchie Bros. Auctioneers Incorporated (NYSE & TSX; RBA, "Ritchie Bros." and the "Company"), the world's largest industrial auctioneer and a leading equipment distributor, is pleased to announce the closing of a new five-year credit agreement totaling US$1.0 billion with a syndicate of lenders comprising:

(1) Multicurrency revolving facilities of up to US$675 Million (the "Revolving Facilities"), and,

(2) A delayed-draw term loan facility of up to US$325 Million to finance the previously announced acquisition of IronPlanet (the "Delayed-Draw Facility" and together with the Revolving Facilities, the "Facilities")

The Facilities will remain unsecured until the closing the of the IronPlanet acquisition, after which the Facilities will be secured by assets of Ritchie Bros. and certain of its subsidiaries in Canada and the United States. The Facilities are expected to become unsecured again after the IronPlanet acquisition, once Ritchie Bros. meets specified credit ratings or leverage ratio conditions. Ritchie Bros. intends to pay down debt levels following the close of the IronPlanet acquisition with expected cash flows, which should facilitate the release of the security on the debt. The Company consistently generates free cash flows in excess of net income as it processes cash flows relative to its auction proceeds, not simply its revenues.

"We were very pleased with the interest banks expressed in participating in our new debt syndicate, evidenced by its significant over-subscription. I would like to thank all banks involved for their continued support," stated Sharon Driscoll, Chief Financial Officer. "Our new debt arrangements provide us with increased financial flexibility relative to our prior debt arrangements, and will help us achieve future growth initiatives including our previously announced acquisition of IronPlanet. Ritchie Bros.' strong and unique cash flow profile will drive a fairly rapid de-levering of our balance sheet following the acquisition of IronPlanet, which will return our debt ratios to more conservative levels within a relatively short period of time."

In conjunction with today's announcement, Ritchie Bros. has terminated approximately US$600 million of its pre-existing revolving bi-lateral credit facilities and private notes to provide the Company with more suitable covenants and financial flexibility. Approximately US$6.8 million of charges in relation to the early termination of the private notes are expected to be booked in the Company's fourth quarter.

Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBC Capital Markets served as Joint Lead Arrangers and Joint Bookrunners. Bank of America, N.A. served as Administrative Agent and the Royal Bank of Canada as Syndication Agent.

About Ritchie Bros.

Established in 1958, Ritchie Bros. (NYSE and TSX: RBA) is the world's largest industrial auctioneer, and one of the world's largest sellers of used equipment for the construction, transportation, agriculture, energy, mining, forestry and other industries. Ritchie Bros.TM asset management and disposition solutions include live unreserved public auctions with on-site and online bidding; EquipmentOneTM, an online auction marketplace; Mascus, a global online equipment listing service; private negotiated sales through Ritchie Bros. Private Treaty; and a range of ancillary services, including financing and leasing through Ritchie Bros. Financial Services. Ritchie Bros. has operations in 19 countries, including 44 auction sites worldwide. Learn more at rbauction.com, EquipmentOne.com, mascus.com, rbauction.com/privatetreaty and rbauction.com/financing.

This news release contains forward-looking statements and forward-looking information within the meaning of applicable U.S. and Canadian securities legislation (collectively, "forward-looking statements"), including, in particular, statements regarding the expected timetable for completing the IronPlanet transaction, the Facilities becoming secured, Ritchie Bros.' future financial and operational results and any other statements regarding events or developments that Ritchie Bros. believes or anticipates will or may occur in the future. Forward-looking statements are statements that are not historical facts and are generally, although not always, identified by words such as "expect", "plan, "anticipate", "project", "target", "potential", "schedule", "forecast", "budget", "estimate", "intend" or "believe" and similar expressions or their negative connotations, or statements that events or conditions "will", "would", "may", "could", "should" or "might" occur. All such forward-looking statements are based on the opinions and estimates of management as of the date such statements are made. Forward-looking statements necessarily involve assumptions, risks and uncertainties, certain of which are beyond Ritchie Bros.'s control, including risks and uncertainties related to: general economic conditions and conditions affecting the industries in which Ritchie Bros., IronPlanet and Caterpillar Inc. operate; obtaining regulatory approvals in connection with the IronPlanet transaction; each of Ritchie Bros.' and IronPlanet's ability to satisfy the merger agreement conditions and consummate the transaction on the anticipated timetable, or at all; Ritchie Bros.' ability to successfully integrate IronPlanet's operations and employees with Ritchie Bros.' existing business; the ability to realize anticipated growth, synergies and cost savings in the IronPlanet transaction; the maintenance of important business relationships; the effects of the IronPlanet transaction on relationships with employees, customers, other business partners or governmental entities; transaction costs; deterioration of or instability in the economy, the markets Ritchie Bros. serves or the financial markets generally; as well as the risks and uncertainties set forth in Ritchie Bros.' Annual Report on Form 10-K for the year ended December 31, 2015, which is available on the SEC, SEDAR, and Ritchie Bros.' website. The foregoing list is not exhaustive of the factors that may affect Ritchie Bros.' forward-looking statements. There can be no assurance that forward-looking statements will prove to be accurate, and actual results may differ materially from those expressed in, or implied by, these forward-looking statements. Forward-looking statements are made as of the date of this news release and Ritchie Bros. does not undertake any obligation to update the information contained herein unless required by applicable securities legislation. For the reasons set forth above, you should not place undue reliance on forward-looking statements.

Jamie Kokoska, Director, Investor Relations, Phone: 1.778.331.5219, Email: jkokoska@rbauction.com